Filed pursuant to Rule 433

Registration No. 333-185049

Issuer Free Writing Prospectus

Dated April 8, 2014

U.S.$1,750,000,000

The Bank of Nova Scotia

U.S.$1,000,000,000 1.250% Senior Notes Due 2017

U.S.$750,000,000 FLOATING RATE Senior Notes Due 2017

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U.S.$1,000,000,000 1.250% Senior Notes due 2017

Issuer:	The Bank of Nova Scotia (the “Bank”)
Title of Securities:	1.250% Senior Notes due 2017
Aggregate Principal Amount Offered:	U.S.$1,000,000,000
Maturity Date:	April 11, 2017
Price to Public:	99.921% of the principal amount of the Securities
Underwriters’ Fee:	0.250%
Net Proceeds to the Bank After Underwriters’ Fee and Before Expenses:	U.S.$996,710,000
Coupon (Interest Rate):	1.250%
Re-offer Yield:	1.277%
Spread to Benchmark Treasury:	T + 43 basis points
Benchmark Treasury:	0.750% due March 15, 2017
Benchmark Treasury Yield:	0.847%
Interest Payment Dates:	April 11 and October 11 of each year, commencing on October 11, 2014
Day Count Convention:	30/360; Following, Unadjusted
Trade Date:	April 8, 2014
Settlement Date:	April 11, 2014; (T+3)
CUSIP / ISIN:	064159EK8 / US064159EK80

Underwriters:

Underwriter	Principal Amount of 1.250% Senior Notes due 2017 to Be Purchased
Merrill Lynch, Pierce, Fenner & Smith Incorporated	U.S.$	210,000,000
Scotia Capital (USA) Inc.	210,000,000
Citigroup Global Markets Inc.	170,000,000
Barclays Capital Inc. Morgan Stanley & Co. LLC	140,000,000 140,000,000
J.P. Morgan Securities LLC	60,000,000
Deutsche Bank Securities Inc.	20,000,000
HSBC Securities (USA) Inc.	20,000,000
Goldman, Sachs & Co.	10,000,000
Standard Chartered Bank	10,000,000
Wells Fargo Securities, LLC	10,000,000
Total	U.S.$	1,000,000,000

U.S.$750,000,000 Floating Rate Senior Notes due 2017

Issuer:	The Bank of Nova Scotia (the “Bank”)
Title of Securities:	Floating Rate Senior Notes due 2017
Aggregate Principal Amount Offered:	U.S.$750,000,000
Maturity Date:	April 11, 2017
Price to Public:	100.000% of the principal amount of the Securities
Underwriters’ Fee:	0.250%
Net Proceeds to the Bank After Underwriters’ Fee and Before Expenses:	U.S.$748,125,000
Pricing Benchmark:	3-month USD LIBOR (Reuters LIBOR01)
Spread to Benchmark:	+ 31 basis points
Interest Payment Dates:	January 11, April 11, July 11 and October 11, of each year, commencing on July 11, 2014.
Interest Determination Date:	The second London banking day preceding the first day of the relevant interest period
Day Count Convention:	Actual/360; Modified Following, Adjusted
Trade Date:	April 8, 2014
Settlement Date:	April 11, 2014; (T+3)
CUSIP / ISIN:	064159EL6 / US064159EL63
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Underwriters:

Underwriter	Principal Amount of Floating Rate Senior Notes due 2017 to Be Purchased
Merrill Lynch, Pierce, Fenner & Smith Incorporated	U.S.$	157,500,000
Scotia Capital (USA) Inc.	157,500,000
Citigroup Global Markets Inc.	127,500,000
Barclays Capital Inc. Morgan Stanley & Co. LLC	105,000,000 105,000,000
J.P. Morgan Securities LLC	45,000,000
Deutsche Bank Securities Inc.	15,000,000
HSBC Securities (USA) Inc.	15,000,000
Goldman, Sachs & Co.	7,500,000
Standard Chartered Bank	7,500,000
Wells Fargo Securities, LLC	7,500,000
Total	U.S.$	750,000,000

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The Bank has filed a registration statement (File No. 333-185049), a base shelf prospectus dated August 1, 2013 and a preliminary prospectus supplement dated April 8, 2014 (including the base shelf prospectus, the “Prospectus”) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) website, which may be accessed at www.sedar.com. Alternatively, the Bank or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Scotia Capital (USA) Inc. at 1-800-372-3930, Citigroup Global Markets Inc. at 1-800-831-9146, Barclays Capital Inc. at 1-888-603-5847, or Morgan Stanley & Co. LLC at 1-866-718-1649.

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